Exhibit 3.433
ARTICLES OF INCORPORATION
OF
DELTA DADE RECYCLING CORP.
     The undersigned hereby forms a Corporation under the following Charter of Articles of Incorporation:
ARTICLE I
NAME
     The name of this Corporation shall be DELTA DADE RECYCLING CORP.
ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS
     A. The street address of the initial principal office of the Corporation shall be 2075 North Powerline Road, Pompano Beach, Florida 33069.
     B. The mailing address of the Corporation shall be 2075 North Powerline Road, Pompano Beach, Florida 33069.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any activity or business peimitted under the laws of the United States of America or the State of Florida.
ARTICLE IV
AUTHORIZED SHARES OF STOCK
     The Corporation shall have the authority to issue Five Hundred (500)shares of common stock with a par value of One Dollar ( $1.00) per share.
ARTICLE V
DURATION
     The period of this Corporation’s existence is perpetual.

ARTICLE VI
REGISTERED OFFICE AND AGENT
     The street address of the initial Registered Office of this Corporation is 1200 South Pine Island Road, Plantation, Florida 33324; and the initial Registered Agent of this Corporation at that address is CT CORPORATION SYSTEM.
ARTICLE VII
INCORPORATOR
     The name and address of the Incorporator is as follows:
MICHAEL MARZANO
2075 North Powerline Road
Pompano Beach, Florida 33069
ARTICLE VIII
AMENDMENTS
     These Articles of Incorporation may be amended in the manner provided by law.
ARTICLE IX
INDEMNIFICATION
     The Corporation shall indemnify its Officers, Directors and Authorized Agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Florida law existing now or hereafter enacted.
     IN WITNESS WHEREOF, the undersigned Incorporator has made and executed these Articles of Incorporation of DELTA DADE RECYCLING CORP, for the uses and purposes aforesaid this 20th day of October, 2000.

/s/ Michael Marzano MICHAEL MARZANO, Incorporator
     (The execution of These Articles of Incorporation constitutes an affirmation under penalties of perjury that the facts stated herein are true).

     CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE
FOR THE SERVICE OF PROCESS WITHIN THIS STATE,
NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.
* * * * * * *
     Pursuant to Chapter 48.091, Florida Statutes, the following is submitted, in compliance with said Act:
     First, that DELTA DADE RECYCLING CORP. desiring to organize under the laws of the State of Florida, with its principal office as indicated in the Articles of Incorporation at 2075 North Powerline Road, Pompano Beach, Florida 33069, has named CT CORPORATION SYSTEM located at 1200 South Pine Island Road, Plantation, Florida 33324, as its agent to accept service of process within this state.
ACKNOWLEDGMENT
     Having been named to accept Service of Process for the above stated Corporation, at place designated in this Certificate, the undersigned hereby accepts to act in this capacity, and agrees to comply with the provisions of said act relative to keeping open said office.
     DATED this 20th day of October, 2000.

CT CORPORATION SYSTEM

By: Its:	/s/ Peter F. Souza Peter F. Souza ASSISTANT SECRETARY

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